SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2001 (March 28, 2001)
  Arch Coal, Inc.
(Exact name of registrant as specified in its charter)
                                      Delaware                                      1-13105                                                 43-0921172
                         (State or other jurisdiction             (Commission File                                (I.R.S. Employer
                           of incorporation)                               Number)                                                Identification No.)
CityPlace One, Suite 300, St. Louis, Missouri 63141
(Address of principal executive offices) (Zip code)
Registrant's telephone number, including area code: (314) 994-2700
Page 1 of 4 pages.
Exhibit Index begins on page 4.

Item 5. Other Events.

On March 28, 2001, Arch Coal, Inc. (the "Company"), announced that it expects first quarter earnings to exceed analyst expectations and that it had encountered challenges following the move of its West Elk mine's longwall operation. The Company currently expects first quarter net income of between 10 cents and 15 cents per share compared to the analyst consensus of 4 cents per share. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.

Item 7. Financial Statements and Exhibits.

     (c)     The following Exhibit is filed with this Current Report on Form 8-K:

             Exhibit No.          Description

                99                Press Release dated as of March 28, 2001

Page 2 of 4 pages.
Exhibit Index begins on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2001          ARCH COAL, INC.

                                By:_________________________

                                Robert G. Jones

                                Vice President - Law, Secretary and General Counsel

Page 3 of 4 pages.
Exhibit Index begins on page 4.

EXHIBIT INDEX

Exhibit No.               Description

99                        Press Release dated as of March 28, 2001

Page 4 of 4 pages.
Exhibit 99

News from
Arch Coal, Inc.

FOR FURTHER INFORMATION:
Deck S. Slone
Director, Investor Relations
and Public Affairs
(314) 994-2717
FOR IMMEDIATE RELEASE March 28, 2001

Arch Coal expects first quarter earnings to exceed analyst expectations; encounters challenges following West Elk longwall move

St. Louis - Arch Coal, Inc. (NYSE:ACI) announced today that it expects its earnings for the first quarter ended March 31, 2001, to exceed the consensus estimate of 4 cents per share. The company currently expects first quarter net income of between 10 cents and 15 cents per share. The company's first quarter results are expected to benefit from high profit margins on a small volume of coal sold in the spot market and income tax benefits related to depletion.

"As previously announced, we entered the year with nearly all of our expected production for 2001 already committed," said Steven F. Leer, Arch Coal's president and chief executive officer. "However, we have realized exceptionally strong profit margins on the small volume of coal that was open to market-based pricing. In addition, nearly all of our mines are operating at high levels of productivity and the overall market continues to strengthen."

Leer indicated that, for the full year, the company expects approximately 2 million tons of its 2001 production to benefit from market-based pricing.

The one company mine that has struggled in recent weeks is the West Elk mine in Colorado, which has encountered startup difficulties following the relocation of the longwall mining system to a new reserve area in late February. "The normal challenges of starting up the longwall in a new reserve area have been exacerbated by higher-than-expected methane levels," Leer said. "These are regular mining problems which we can manage effectively. However, this situation may require additional remedial procedures to completely return the mine to normal levels of production in the near future."

The West Elk mine was idle for roughly six months in 2000 due to a fire that occurred in the western section of the mine. In February 2001, West Elk completed mining the last longwall panel in the western section and moved its longwall mining system to a new reserve area on the mine's east side. West Elk will complete efforts to permanently seal the entire west side of the mine in the next few weeks.

Arch Coal is the nation's second largest coal producer with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

Forward-Looking Statements: This press release includes forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These statements may generally be identified by the use of words such as "estimate," "expect," "anticipate, "believe," "intend," "plan," "continue," "may," "should," "shall," "optimistic" or "can." These forward-looking statements are based on expectations or assumptions, some or all of which may be incorrect and which are also subject to various risks and uncertainties that could cause actual results to differ materially from those projected. These expectations, assumptions and uncertainties include the Company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act will increase demand for its coal; expectation of continued improved market conditions for the price of coal; expectation that the Company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the Company's working capital needs and meet its debt reduction goals; various risks and uncertainties inherent in the coal mining industry such as geological conditions and the impact of current and future environmental legislation and the other risks and uncertainties which are described in greater detail in the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other public filings with the Securities and Exchange Commission.